EXHIBIT 11


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 33-70046 of Far East Growth Fund and ASEAN Growth Fund (Series of Asia House Funds) of our report dated February 14, 1997, appearing in the annual report to shareholders for the year ended December 31, 1996 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, both of which are part of such Registration Statement.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
April 28, 1997